EXHIBIT 99.2



                         REGATTA CAPITAL PARTNERS, INC.

                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                      with

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


                                 March 31, 2006


                                                                     Page

   Report of Independent Registered Public Accounting Firm           F-2

   Financial Statements:

            Balance Sheet                                            F-3

            Statement of Operations                                  F-4

            Statement of Cash Flows                                  F-5

            Statement of Stockholders' (Deficit)                     F-6

            Notes to Financial Statements                        F-7 to F-10

             Report of Independent Registered Public Accounting Firm


Board of Directors
Regatta Capital Partners, Inc.

We have audited the accompanying balance sheet of Regatta Capital Partners, Inc., as of March 31, 2006, and the related statements of operations, stockholders' (deficit), and cash flows for the period from March 8, 2006 (inception) to March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regatta Capital Partners, Inc. as of March 31, 2006, and the results of its operations and cash flows for the period from March 8, 2006 (inception) to March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has sustained losses from operations, has net capital and working capital deficits and no business operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SCHUMACHER & ASSOCIATES, INC.


/s/ SCHUMACHER & ASSOCIATES, INC.
---------------------------------
Denver, Colorado
May 11, 2006

                         REGATTA CAPITAL PARTNERS, INC.
                        (A Development Stage Enterprise)
                                 BALANCE SHEET
                                 March 31, 2006


                                     ASSETS

CURRENT ASSETS
     Cash                                                                 $   3
                                                                          -----

           Total current assets                                               3
                                                                          -----


              Total assets                                                    3
                                                                          =====


                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
     Accounts payable, related party                                        312
                                                                          -----

           Total current liabilities                                        312
                                                                          -----

              Total liabilities                                             312
                                                                          -----

STOCKHOLDERS' (DEFICIT)
      Common stock, par value $.001 per share; 100,000,000                   --
             shares authorized; 20
             issued and outstanding (Note 1)

     Additional paid in capital                                               2
                                                                          -----
      Deficit accumulated during the development stage                     (311)
                                                                          -----

         Total stockholders' (deficit)                                     (309)
                                                                          -----

              Total liabilities and stockholders' (deficit)               $   3
                                                                          =====



    The accompanying notes are an integral part of the financial statements.

                         REGATTA CAPITAL PARTNERS, INC.
                        (A Development Stage Enterprise)
                            STATEMENT OF OPERATIONS

                                                              For the Period
                                                               from March 8,
                                                              2006 (inception)
                                                                to March 31,
                                                                   2006
                                                           --------------------


Revenue                                                    $                 --
                                                           --------------------

              Total revenue                                                  --


Operating expenses
     Bank charges                                                             2
     Organization costs                                                     309
                                                           --------------------

              Total operating expenses                                      311
                                                           --------------------

              NET LOSS                                                     (311)


Loss per share                                             $             (15.55)
                                                           ====================

Shares outstanding                                                           20
                                                           ====================





    The accompanying notes are an integral part of the financial statements.

                         REGATTA CAPITAL PARTNERS, INC.
                        (A Development Stage Enterprise)
                            STATEMENT OF CASH FLOWS


                                                             For the Period
                                                              from March 8,
                                                            2006 (inception)
                                                              to March 31,
                                                                  2006
                                                              -------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                                 $       (311)
     Increase in accounts payable                                      312
                                                              -------------

              Net Cash (Used in) Operating Activities                    1
                                                              -------------


CASH FLOWS FROM INVESTING ACTIVITIES                                     -
                                                              -------------


CASH FLOWS FROM FINANCING ACTIVITIES
              Issuance of common stock                                   2
                                                              -------------

              Net Cash Provided by Financing Activities                  2
                                                              -------------

Increase in Cash and Cash Equivalents                                    3

Cash and cash equivalents, beginning of period                           -
                                                              -------------

Cash and cash equivalents, end of period                      $          3
                                                              =============


Supplemental Schedule of Cash Flow Information

Cash paid for interest                                        $          -
                                                              =============

Cash paid for income tax                                      $          -
                                                              =============



    The accompanying notes are an integral part of the financial statements.


                         REGATTA CAPITAL PARTNERS, INC.
                        (A Development Stage Enterprise)
                      STATEMENT OF STOCKHOLDERS' (DEFICIT)
        For the period from March 8, 2006 (inception) to March 31, 2006



                                                                               Deficit
                                            Common stock                     Accumulated
                                        --------------------    Additional    during the
                                          Number                 paid in     development
                                        of shares    Amount      Capital         stage       Totals
                                        ---------   --------    ----------   -----------    ---------

Balance, March 8, 2006                        --    $    --     $        --  $        --    $      --

Issuance of stock for cash
   March 31, 2006 ($.001 per share)           20          0               2           --             2

Net loss for the period ended
   March 31, 2006                             --         --              --         (311)         (311)
                                        ---------  -----------  -----------   ----------    -----------

Balance, March 31, 2006                        20  $         0  $        2   $      (311)   $      (309)
                                        =========  ===========  ==========   ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                         REGATTA CAPITAL PARTNERS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2006

1.   NATURE AND CONTINUANCE OF OPERATIONS

     a)   Organization
          The Company was incorporated in the State of Maryland, United States of America, on March 8, 2006. The Company's year end is December 31.

     b)   Development Stage Activities
          The Company is in the development stage and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of effectuating a merger with Monet Entertainment Group, Ltd., a public reporting company, an affiliate which is controlled by the Company's President. The Company was formed with the objective of commencing operations as a Business Development Company.

          Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statement of operations and cash flows from inception to the current balance sheet date.

2.   SIGNIFICANT ACCOUNTING POLICIES

          This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

     a)   Organizational and Start-up Costs
          Costs of start-up activities, including organizational costs, are expensed as incurred in accordance with SOP 98-5.

     b)   Income Taxes
          The Company has adopted the Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

          Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     c)   Basic and Diluted Loss Per Share
          In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

          At March 31, 2006, the Company had no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

     d)   Estimated Fair Value of Financial Instruments
          The carrying value of the Company's financial instruments, consisting of accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

     e)   Revenue Recognition
          The company has had no revenues to date. It is the Company's policy that revenues will be recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition." Under SAB 104, product revenues (or service revenues) are recognized when persuasive evidence of an arrangement exists, delivery has occurred (or service has been performed), the sales price is fixed and determinable and collectibility is reasonably assured.

     f)   Use of Estimates
          The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     g)   Cash and Cash Equivalents
          The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

     h)   Concentrations
          Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash and cash equivalents. At March 31, 2006, the Company had no amounts of cash or cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government.

     i)   Recent Accounting Pronouncements
          In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and a revised interpretation of FIN 46 ("FIN 46-R") in December 2003. FIN 46 requires certain variable interest entities ("VIEs") to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. Since January 31, 2003, the Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. For all arrangements entered into after January 31, 2003, the Company was required to continue to apply FIN 46 through April 30, 2004. The Company was required to adopt the provisions of FIN 46-R for those arrangements on May 1, 2004. For arrangements entered into prior to February 1, 2003, the Company was required to adopt the provisions of FIN 46-R on May 1, 2004. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

          In December 2004, the Financial Accounting Standards Board (FASB) issued FAS 123(R), Shareholder Based Payments, that, upon implementation, will impact the Company's net earnings and earnings per share, and change the classification of certain elements of the statement of cash flows. FAS 123(R) requires stock options and other share-based payments made to employees to be accounted for as compensation expense and recorded at fair value, and to reflect the related tax benefit received upon exercise of the options in the statement of cash flows as a financing activity inflow rather than an adjustment of operating activity as currently presented. Consistent with provisions of the new standard, the Company adopted FAS 123(R) in the third quarter of 2005, and to implement it on a prospective basis.

          There were various other accounting standards and interpretations issued during 2006, none of which are expected to have a material impact on the Company's consolidated financial position, operations or cash flows.

     j)   Other
          The Company consists of one reportable business segment. The Company paid no dividends during the periods presented.

3.   BASIS OF PRESENTATION - GOING CONCERN

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained losses from operations, has net capital and working capital deficits and no business operations. These matters raise substantial doubt about the Company's ability to continue as going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the success of its future operations. Management's plans with respect to raising initial operating capital, consist of a proposed transaction to exchange common stock of the Company for bonds of bondholders of Regatta Capital, Ltd., an affiliate controlled by the Company's President. Such bonds are anticipated to be repaid on a discounted basis by Regatta Capital Ltd. as liquid assets become available. The Company also intends to enter into a management agreement with Regatta Capital Management, Inc., an affiliate controlled by a Director and by the Company's President. The proposed duties of the management company will consist of determining the composition of the Company's portfolio, identifying, evaluating and negotiating investments, and monitoring investments. Regatta Capital Management will receive a fee for investment advisory and management services consisting of a base management fee and an incentive fee. The proposed management fee is to be calculated at an annual rate of 2.00% of the Company's gross assets. There is no assurance that management's plans with respect to raising capital will be successful to commence operations or to assure the eventual profitability of the Company. Management believes that actions planned and presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

          The financial statements do not include any adjustments that might result from these uncertainties.

4.   COMMON STOCK

          The Company's authorized common stock consists of 100,000,000 shares with a par value of $0.001 per share.

          On March 31, 2006, the Company issued 20 shares of common stock at a price of $0.10 for cash totaling $2.

5.   INCOME TAXES

          Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company's deferred tax assets consist entirely of the benefit from net operating loss (NOL) carryforwards. The net operating loss carry forwards expire in 2026. The Company's deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carryforwards. Net operating loss carryforwards may be further limited by a change in company ownership and other provisions of the tax laws.

          The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:


                           Estimated                        Estimated
                              NOL            NOL           Tax Benefit     Valuation       Net Tax
    Period Ending        Carry-forward       Expires        from NOL       Allowance       Benefit
   ------------------------------------------------------------------------------------------------
   March 31, 2006             311             2026             58             (58)          --


          Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

    Income tax benefit at statutory rate resulting from net operating
       loss carryforward                                            (15.0)%
    State tax (benefit) net of Federal benefit                       (3.5)%
    Deferred income tax valuation allowance                          18.5 %
                                                                 ----------
    Tax provision (benefit)                                             0 %
                                                                 ==========

6.   RELATED PARTY TRANSACTIONS

          In addition to other related party transactions disclosed in the footnotes, the Company uses the offices of its President for its minimal office facility needs for no consideration. No provision for these costs has been provided since it has been determined that they are immaterial.